EXHIBIT 28.1



        January 5, 1994



        Mr. Rod Morgan
        Investment Officer
        Aetna Investment Group
        242 Trumbull Street, IG6P
        Hartford, CT  06103

        Dear Mr. Morgan:

        General DataComm Industries, Inc. ("GDC") would like the option of extending the maturity of the B Note presently held by Aetna in the amount of $9,975,000 from March 2, 1994 to a date not later than January 2, 1995. To exercise this option, GDC will be required to issue thirty days' prior written notice to Aetna. If extended, the interest rate will remain at its present 10 3/4% for the duration of the loan. There is no other fee or charge associated with the creation or exercise of this option.

        Please indicate your approval of this request by signing a copy of this letter and returning it to my attention.

        Best regards,



        Dennis J. Nesler
        Vice President & Treasurer

                                     Aetna Life Insurance Co.


                                     AGREED:________________________
                                            Rod Morgan
                                            Managing Director